Exhibit 99.1

Crocs, Inc. Reports 2012 First Quarter Results

Revenue Increased 19.9% to $271.8 million

Net Income Increased 31.8% to $28.3 million

NIWOT, Colo.--(BUSINESS WIRE)--April 25, 2012--Crocs, Inc. (NASDAQ: CROX) today reported financial results for the first quarter ended March 31, 2012. Revenue for the first quarter of 2012 increased 19.9% to $271.8 million, over revenue of $226.7 million reported in the first quarter of 2011. Net income for the first quarter 2012 was $28.3 million, or $0.31 per diluted share, compared to net income of $21.5 million, or $0.24 per diluted share, in the first quarter of 2011.

Sales growth during the quarter was driven by Asia and Americas which was partially offset by a slight decrease in Europe. Geographically, revenue increased 17.1% for the Americas, increased 40.5% for Asia and decreased 2.7% for Europe.

From a channel perspective, wholesale sales increased 15.9% to $190.7 million, over sales of $164.6 million in the first quarter of 2011. Retail sales increased 33.2% to $60.6 million, over sales of $45.5 million in the first quarter of 2011. The company ended the quarter with 439 retail store locations, which compares to 371 locations a year ago. Global same store sales for the first quarter of 2012 increased 10.2% during the quarter on a currency neutral basis. For the full year, the company continues to expect to open 80 to 100 net store locations. Internet sales increased 23.3% to $20.5 million, over sales of $16.7 million in the first quarter of 2011.

John McCarvel, President and Chief Executive Officer, stated: "Crocs is off to a strong start for 2012 following our first billion-dollar sales year. Our approximate 20 percent top-line sales growth in the quarter was broad-based across channels and regions, with only European wholesale performance lagging primarily due to macroeconomic headwinds in the region. Disciplined execution of our multi-channel business strategy and our growing diversity of all-season, all-occasion footwear styles are driving this growth."

Margins

Gross profit for the first quarter of 2012 increased 21.5% to $144.8 million, or 53.3% as a percentage of sales, from $119.2 million, or 52.6% as a percentage of sales in the same period last year. Selling, General, & Administrative expenses (SG&A) increased 17.5% to $104.1 million versus $88.6 million a year ago. As a percentage of sales, SG&A decreased to 38.3% from 39.1% in the first quarter of 2011.

Balance Sheet

Cash and cash equivalents at March 31, 2012 increased 78.9% to $206.6 million compared to $115.5 million at March 31, 2011. Inventories at March 31, 2012 were $169.1 million, up 9.9% compared to inventories at March 31, 2011 of $153.8 million.

Backlog

Backlog at March 31, 2012 increased 11% to $289 million compared to backlog of $260 million at March 31, 2011.

Guidance

For the second quarter of 2012, the Company expects revenue to be in the range of $335 to $340 million and diluted earnings per share to be between $0.61 and $0.63. This guidance is based on an assumed effective tax rate of 22% and currency assumptions of $1.31 US Dollar to Euro and 82.5 Yen to the US Dollar.

"We are pleased to achieve this momentum as we celebrate our 10th year in business. We remain focused on sustainable growth in sales, profits and shareholder value based on the global power of the Crocs brand and our unique comfort message of 'Crocs Inside.'" said John McCarvel.

Conference Call Information

A conference call to discuss Crocs’ 2012 first quarter financial results is scheduled for today (April 25, 2012) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
($ thousands, except per share data)	2012	2011
Revenues	$271,798	$226,708
Cost of sales	126,999	107,502
Gross profit	144,799	119,206
Selling, general and administrative expenses	104,136	88,614
Restructuring charge	-	-
Asset impairment	713	32
Charitable contributions expense	154	997
Income (loss) from operations	39,796	29,563
Foreign currency transaction (gains) losses, net	4,276	1,372
Other expense (income), net	(572)	271
Interest expense	47	188
Gain on charitable contribution	(26)	(257)
Income (loss) before income taxes	36,071	27,989
Income tax expense (benefit)	7,725	6,485
Net income (loss)	$28,346	$21,504
Net income (loss) per common share:
Basic	$0.32	$0.24
Diluted	$0.31	$0.24

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
($ thousands, except number of shares)	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$206,603	$257,587	$115,499
Accounts receivable, net of allowances of $15,340, $15,508 and $12,613, respectively	165,045	84,760	123,022
Inventories	169,071	129,627	153,844
Deferred tax assets, net	7,795	7,047	13,372
Income tax receivable	8,814	5,828	7,845
Other receivables	22,268	20,295	15,039
Prepaid expenses and other current assets	25,552	20,199	15,096
Total current assets	605,148	525,343	443,717
Property and equipment, net	67,636	67,684	69,455
Intangible assets, net	47,642	48,641	46,232
Deferred tax assets, net	30,161	30,375	34,862
Other assets	22,678	23,410	19,121
Total assets	$773,265	$695,453	$613,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$78,010	$66,517	$68,141
Accrued expenses and other current liabilities	70,633	76,506	61,973
Deferred tax liabilities, net	3,453	2,889	15,242
Income taxes payable	18,233	8,273	18,050
Bank borrowings and current portion of capital lease obligations	24,326	1,118	7,305
Total current liabilities	194,655	155,303	170,711
Long term income tax payable	41,877	41,665	30,498
Other liabilities	7,414	6,705	6,007
Total liabilities	243,946	203,673	207,216

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	-	-	-
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 90,390,775 and 89,985,490 shares issued and outstanding, respectively, at March 31, 2012; 90,306,432 and 89,807,146 shares issued and outstanding, respectively, at December 31, 2011; and 88,941,335 and 88,410,942 shares issued and outstanding, respectively, at March 31, 2011	90	90	89
Treasury stock, at cost, 495,285, 499,286 and 530,393 shares, respectively	(19,568)	(19,759)	(21,788)
Additional paid-in capital	296,541	293,959	281,166
Retained earnings	231,015	202,669	111,385
Accumulated other comprehensive income	21,241	14,821	35,319
Total stockholders’ equity	529,319	491,780	406,171
Total liabilities and stockholders’ equity	$773,265	$695,453	$613,387

	Three Months Ended
	March 31,
($ thousands)	2012	2011
Channel revenues:
Wholesale:
Americas	$69,056	$61,888
Asia	78,895	56,855
Europe	42,616	45,766
Other businesses	125	58
Total Wholesale	190,692	164,567
Consumer-direct:
Retail
Americas	35,546	28,423
Asia	20,581	14,145
Europe	4,445	2,920
Total Retail	60,572	45,488
Internet
Americas	12,705	9,900
Asia	2,548	1,623
Europe	5,281	5,130
Total Internet	20,534	16,653
Total Revenues	$271,798	$226,708

		December 31,			March 31,
Company-operated retail locations:	March 31, 2011	2011	Opened	Closed	2012
Geography:
Americas	189	197	5	(12)	190
Asia	156	198	26	(13)	211
Europe	26	35	3	-	38
Total company-operated retail locations	371	430	34	(25)	439
Type:
Kiosk	66	57	-	(11)	46
Store in Store	90	101	9	(11)	99
Retail stores	135	180	20	(2)	198
Outlet stores	80	92	5	(1)	96
Total company-operated retail locations	371	430	34	(25)	439

	Three Months Ended
	March 31, 2012
Comparable store sales growth (1)	vs. 2011
Americas	9.3%
Asia	9.4
Europe	21.4
Total	10.2%

(1) Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteen month of a store's operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Locations closures in excess of three months are excluded until the thirteen month after re-opening. Comparable store sales growth is calculated on a currency neutral basis using prior year exchange rates.

CONTACT:
Investor Contacts:
Crocs, Inc.
Kevin Kim, 303-848-7000
kkim@crocs.com
or
ICR, Inc.
Brendon Frey, 203-682-8200
brendon.frey@icrinc.com
or
Media Contact:
Crocs, Inc.
Katy Lachky, 303-848-7000
klachky@crocs.com